Exhibit 10.8

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is made and entered into as of May 1, 2022 (the “Effective Date”), by and between Applied Biology Inc. (“Applied Biology”), a Wyoming Corporation having its principal place of business at 109 E. 17th St., Cheyenne, WY 82001 USA and TAISHO PHARMACEUTICAL CO., LTD., a company organized and existing under the laws of Japan with its registered office at 3-24-1,Takada Toshima-ku, Tokyo 170-8633 Japan (“Taisho”).

WHEREAS, Applied Biology has or shall develop certain proprietary technology related to minoxidil boosters;

WHEREAS, Applied Biology and Taisho desire to enter into a license agreement whereby Taisho has the right to become the exclusive licensee for such products in Japan;

NOW, THEREFORE, Applied Biology and Taisho hereby agree as follows:

ARTICLE I

DEFINITIONS

The defined terms set forth herein shall have the meanings as indicated below, except where the context otherwise requires, and shall be equally applicable in the singular or the plural form.

1.1 “Agreement Payments” shall mean as defined in Section 4.4.

1.2 “Applied Biology IP” shall mean the inventions, proprietary technology, copyrights, Patents, Know-How, Trademark, trade-secrets and any other intellectual property of Applied Biology with respect to the Product. For the avoidance of doubt, Applied Biology New Technology shall be included into Applied Biology IP.

1.3 “Applied Biology New Technology” shall mean as defined in Section 1.15.

1.4 “Audit” shall mean as defined Section 4.5.

1.5 “Business Day” shall mean days between and including Monday to Friday and shall not include public holidays in USA and Japan and weekends (Saturday and Sunday).

1.6 “Confidentiality Agreement” shall mean the Confidentiality Agreement as of January 18, 2021 between Applied Biology and Taisho.

1.7 “Competing Products” shall mean products with the same formulation and content with the Product.

1.8 “Existing Patent” shall mean all issued patents and patent applications relating to the Product as of the Effective Date set forth on Schedule I which is included in Applied Biology IP.

1.9 “Inventions” shall mean discoveries, improvements, processes, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, developed or invented in connection with the Product during the Term of this Agreement, including all intellectual property rights therein.

1.10 “Infringement” shall mean as defined Section 7.5.

1.11 “Joint New Technology” shall mean as defined in Section 1.15.

1.12 “Know-How” shall mean any and all proprietary or confidential information and materials (including samples of products, and active pharmaceutical ingredients and drug substances), now existing or hereafter arising, which are necessary or useful in connection with, the research, development, marketing, manufacture and having manufactured, advertising, promotion, distribution, import, or sale of the Product in the Territory during the Term of this Agreement, whether patentable or not, including: (i) trade secrets and know-how; (ii) specifications, discoveries, inventions methods, procedures, formulas, processes, tests, assays, techniques; (iii) test data, including pharmacological, toxicological, clinical and non-clinical test data; (iv) safety and quality control data and information; and (v) technical and non-technical data and other information related to the foregoing.

1.13 “Liabilities” shall mean as defined in Section 9.1.

1.14 “Net Sales” shall mean in the ordinary course of business and with respect to Taisho on a basis consistent with Taisho’s audited financial statements, the total gross revenues invoiced by Taisho for the Products to independent or unaffiliated third party purchasers of the Products (e.g., wholesalers, medical institutions, pharmacies, etc.) in the Territory less the total of the following: normal and customary cash and trade discounts, rebates, transportation charges, returns, allowances, VAT not ultimately recovered by Taisho, and agent commissions, if any, paid or allowed by Taisho directly to the such third party in connection with the sale of the Products or other marketing and advertisement expenses.

1.15 “New Technology” shall mean all Inventions made, created, discovered or conceived during the Term (i) jointly by employees and/or third party contractors of Applied Biology together with employees and/or third party contractors of Taisho (“Joint New Technology”), (ii) solely by Applied Biology’s employees and/or third party contractors (“Applied Biology New Technology”), or (iii) solely by Taisho’s employees and/or third party contractors (“Taisho New Technology”).

1.16 “Patents” shall mean all patents and patent applications including any continuations, continuations-in-part, or divisional applications, reissues, renewals, reexaminations, extensions, corrections, or modifications related thereto in any jurisdiction in connection with the Product.

1.17 “Product” shall mean Applied Biology’s minoxidil booster with current and future formulations as solution, shampoo or conditioner and minoxidil response test with current and future formulations as device. In addition, the Product shall include its improved Products (including without limitation to aerosol agent of minoxidil booster) or its successors.

1.18 “Taisho New Technology” shall mean as defined in Section 1.15.

1.19 “Territory” shall mean Japan.

1.20 “Trademark” shall mean any trademark, trade name, trade dress, logo, slogan, and/or design which will be used for the Products.

ARTICLE II

TERM

The term of this Agreement shall commence on the Effective Date and shall continue for five (5) years from the Effective Date (the “Term”). Thereafter, this Agreement shall be extended for a successive one (1) year period, unless either Applied Biology or Taisho gives the other party written notice of non-extension pursuant to the Agreement at least six (6) months prior to the expiration of the current Term.

ARTICLE III

LICENSE; OBLIGATIONS

3.1 Subject to all the terms and conditions of this Agreement, Applied Biology hereby grants to Taisho an exclusive, non-transferable, irrevocable license to research, develop, market, manufacture and have manufactured, import, sell, advertise, promote and distribute the Product in/for the Territory under Applied Biology IP.

3.2 Taisho acknowledges that Applied Biology retains rights to the Products for all purposes (manufacture, sale, etc.) in any markets other than the Territory.

3.3 Applied Biology shall have the sole responsibility for, and pay all costs for, maintaining, defending and prosecuting any Applied Biology IP in its discretion, such as patent filings and all regulatory matters, for the Product.

3.4 Taisho represents and warrants that it will use its commercially reasonable efforts in marketing and selling the Products in the Territory.

3.5 Within sixty (60) days of the execution of this Agreement, Applied Biology and/or its affiliates shall provide Taisho with then available Applied Biology IP (the “Technology Transfer”). Subject to Section 3.5, Applied Biology IP shall be provided on an “as is” basis, and shall include the preclinical and clinical data, regulatory data and communications, CMC data, manufacturing processes and relationships (including ongoing formulation development efforts) that are set forth in Schedule I. Applied Biology shall bear the costs of such Technology Transfer. Applied Biology shall, from time to time thereafter, during the Term of this Agreement, disclose to Taisho all Applied Biology IP in a timely manner subsequently available to Applied Biology upon Taisho’s reasonable request, to the extent necessary to enable Taisho to exercise its right for use in the Territory or to fulfill its obligations under this Agreement. Applied Biology shall remain at all times the sole owner of the Applied Biology IP, and except as expressly permitted under this Agreement, Taisho may not sell, transfer, disclose or otherwise alienate it to any third party nor use for any reason other than for the purposes of this Agreement, without Applied Biology’s prior written consent.

ARTICLE IV

SALES AND PROFIT SHARING; AUDIT

4.1 In consideration for the license grant herein, Taisho shall pay Applied Biology the following:

(i)	two hundred thousand U.S. Dollars ($200,000 USD) within sixty (60) days after execution of this Agreement

(ii)	one hundred thousand U.S. Dollars ($100,000 USD) upon the completion of the first authorization/notarization of manufacturing and sales of a Product by Taisho in the Territory as cosmetics

(iii)	three percent (3%) royalty of Net Sales paid within sixty (60) days after the end of each half of the calendar year ending on June 30 and December 31.

4.2 From and after the Effective Date, within thirty (30) days following the end of each half of the calendar year ending on June 30 and December 31, Taisho shall furnish to Applied Biology a written report for the Products sold by Taisho during the half year, showing the following on a Product-by-Product basis: (i) gross sales of each Product; and (ii) Net Sales of each Product, including a reconciliation of the gross sales to Net Sales calculation for each element of the Net Sales calculation. Applied Biology shall furnish invoice within five (5) days from the receipt of report.

4.3 All payments to be made by Taisho to Applied Biology under this Agreement shall be paid by bank wire transfer in immediately available funds to such bank account as is designated by Applied Biology on an invoice. All payments shall be made in US dollar. If, due to restrictions or prohibitions imposed by national or international authority, payments cannot be made as aforesaid, the parties shall consult with a view to finding a prompt and acceptable solution, and Taisho shall make such payments in any manner as Applied Biology may reasonably and lawfully direct.

4.4 The amount of upfront payment and royalty payment in Section 4.l(i)(ii)(iii) shall include any taxes. Except as otherwise expressly provided in this Agreement, each party is responsible for its own taxes based on its own income, gross receipts, capital, right or ability to do business in a jurisdiction, property, payroll or otherwise; Applied Biology shall be responsible for paying any and all taxes levied by the regulatory authorities of the jurisdiction(s) where Applied Biology is incorporated or conducts business, on account of, or measured in whole or in part by reference to any amounts payable by Taisho to Applied Biology pursuant to this Agreement (the “Agreement Payments”). If applicable laws require the withholding of taxes, Taisho shall make such withholding payments in a timely manner and shall make the Agreement Payments with deduction of such withholding payments. For the avoidance of doubt, the Agreement Payments shall be made after deduction or withholding of taxes that is required by the applicable laws from the amounts.

4.5 Taisho shall maintain all records necessary to calculate the royalty stipulated in Section 4.1 (iii) during the Term of this Agreement and for a period of one (1) year thereafter. Upon Applied Biology’s request, Taisho shall permit an independent certified public accounting firm of internationally recognized standing designated by Applied Biology reasonably acceptable to Taisho to audit such records, for the purpose of determining compliance with the royalty payment in Section 4.1 (the “Audit”). The Audit shall be conducted at Applied Biology’s sole cost and expense and not more than once per annum. Applied Biology shall provide reasonable advance notice of an Audit at least prior to sixty (60) days of such Audit. Applied Biology shall and shall cause said public accounting firm to treat such records as the Proprietary Information of Taisho. Further, both parties acknowledge that the accounting firm shall disclose to Applied Biology in the written report only whether the Net Sales Reports are correct or incorrect and the amount of any underpayment. In the event the Audit discloses that Taisho underpaid Applied Biology, in excess of five percent (5%), Taisho shall immediately correct any underpaid amounts, and in the event the Audit discloses that Taisho underpaid Applied Biology in excess of ten percent (10%), Taisho shall additionally reimburse Applied Biology for its reasonable costs and expenses associated with such Audit.

ARTICLE V

COMPLIANCE

5.1 Authorization. Each party hereby represents and warrants to the other that: (a) it has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; (b) this Agreement has been duly authorized, executed and delivered by such party, constitutes legal, valid and binding obligation of such party and is enforceable against such party in accordance with its terms; and (c) the execution of this Agreement by such party, and the performance by such party of its obligations and duties hereunder, do not and will not violate any agreement to which such party is a party or by which it is otherwise bound.

5.2 Compliance with Applicable Laws. Taisho shall comply with all laws and regulations applicable to Taisho in marketing, selling and manufacturing the Products hereunder. Without limiting the generality of the foregoing, Taisho shall, at its own expense, make, obtain, and maintain in force at all times during the term of this Agreement, all filings, registrations, licenses, permits and authorizations in its geographical region in the Territory.

5.3 Status as [ndependent Contractor. The relationship established between Applied Biology and the Taisho by this Agreement is that of a licensor to its licensee and nothing herein contained shall be deemed to establish or otherwise create a relationship of principal and agent between Applied Biology and the Taisho. Taisho represents that it is an independent contractor who will not be deemed an agent of Applied Biology for any purpose whatsoever and neither the Taisho nor any of its agents or employees will have any right or authority to assume or create any obligation of any kind, whether express or implied, on behalf of Applied Biology.

5.4 Taxes. Taisho shall bear the cost of any taxes, levies, duties and fees of any kind, nature or description whatsoever applicable to selling or importing the Products.

ARTICLE VI

ASSIGNMENT, SOLICITATION AND COMPETITION

6.1 Assignment. Either party may not, without prior written consent of the other party, assign or sublicense this Agreement to any third party except to a buyer of substantially all of assigning party’s business. In the event of any permitted sublicense or assignment of the Agreement in accordance with the terms hereof, Taisho or Applied Biology shall ensure that any assignee agrees to and complies with the terms and conditions of this Agreement. Notwithstanding the above, Applied Biology consents to Taisho’s assignment of this Agreement to Taisho’s affiliates, provided said subsidiary are subject to the terms of this Agreement.

6.2 Competition. In the event Applied Biology terminates this Agreement due to a material breach by Taisho, Taisho shall not, during the one (1) year following termination, offer, sell or promote the Competing Products in the Territory; notwithstanding the foregoing, during the Term, Taisho shall not sell or promote Competing Products in the Territory.

ARTICLE VII

INTELLECTUAL PROPERTY RIGHTS

7.1 Retention of Intellectual Property Rights. Taisho acknowledges that Applied Biology is the owner of all Applied Biology IP. Applied Biology shall retain all right, title and interest in and to Applied Biology IP.

7.2 Use of Applied Biology IP. During the Term and in accordance with the terms of this Agreement, Taisho shall have the right to use the Applied Biology IP solely in connection with Taisho’s researching, developing, marketing, manufacture, selling, advertising, promotion and distribution of the Products. Taisho hereby covenants and agrees that its use of Applied Biology IP will not dilute Applied Biology IP. Taisho shall have right to use any Taisho’s intellectual property in the marketing of the Products.

7.3 New Technology. The entire right, title and interest in Joint New Technology shall be owned jointly by Applied Biology and Taisho. Ownership ratio of such Joint New Technology shall be determined according to contribution by the respective party. The parties shall separately agree on a case-by-case basis on prosecution, defense and enforcement of intellectual property rights relating to Joint New Technology. Each party shall promptly (but no less often than quarterly) disclose to the other party the New Technology made, created, discovered or conceived by its employees and/or third party contractors during the Term. As between Applied Biology, on the one hand, and Taisho, on the other hand, Applied Biology New Technology shall be solely owned by Applied Biology and Taisho New Technology shall be solely owned by Taisho.

7.4 Prosecution of Patents.

(a) Responsibility and Control. Applied Biology shall be responsible for the filing, prosecution and maintenance of the Applied Biology IP at Applied Biology’s expense. Applied Biology shall have sole control over such filings, prosecution and maintenance, but it shall keep Taisho reasonably apprised of the status of any such filings or pending applications, including sending Taisho drafts for submission to patent offices prior to submission where practicable to do so, prosecution and maintenance and consider in good faith any feedback or requests from Taisho with respect to the Territory. Taisho shall have the sole right (but not the obligation) for the filing, prosecution and maintenance of Taisho New Technology at Taisho’s expense. Taisho shall have sole control over such filings, prosecution and maintenance, but it shall keep Applied Biology reasonably apprised of the status of any such filings or pending applications, including sending Applied Biology drafts for submission to patent offices prior to submission where practicable to do so, prosecution and maintenance and consider in good faith any feedback or requests from Applied Biology with respect to outside the Territory. For the avoidance of doubt, Taisho may decide at its sole discretion the handling of filing, prosecution and maintenance of Taisho New Technology in the Territory. Either party shall have the right to review and comment on any patent filings, prosecution and maintenance of patents related to the Product to be made by the other party in the Territory provided that such party which will make such filings, prosecution and maintenance shall provide (X) a written notice to the other party at least (i) sixty (60) days prior to the filings, (ii) twenty (20) days prior to the prosecution, and (Y) a written annual report to the other party regarding the maintenance, in order for the other party to review and comment.

(b) Option to Prosecute. In the event that Applied Biology desires to abandon or cease prosecution or maintenance of any Applied Biology IP in the Territory under which Taisho then has a license under this Agreement, Applied Biology shall provide reasonable prior written notice to Taisho of such intention to abandon (which notice shall be given no later than ninety (90) days prior to the next deadline for any action that must be taken with respect to any such Applied Biology IP in the relevant patent office). In such case, Applied Biology shall permit Taisho at Taisho’s sole discretion, to continue prosecution and maintenance of such Applied Biology IP in the Territory, in Taisho’s name and at Taisho’s own expense and Taisho shall provide to Applied Biology the latest information described in Section 7.4 (a) with respect to such Applied Biology IP.

(c) Cooperation. The non-prosecuting party shall reasonably assist and cooperate with the prosecuting party, at the prosecuting party’s expense, as the prosecuting party may reasonably request from time to time, in the prosecution of the Applied Biology IP in the Territory, as applicable, including that the non-prosecuting party shall provide access to relevant documents and other evidence and make inventors and employees available at reasonable business hours (provided, however, that neither party shall be required to provide legally privileged information with respect to such intellectual property unless and until procedures reasonably acceptable to such party are in place to protect such privilege).

7.5 Enforcement of Applied Biology IP.

(a) Notification. In the event that either Taisho or Applied Biology becomes aware of (i) any alleged or threatened infringement by a third party of any issued patent within the Applied Biology IP with respect to a Product that is sold or used by Taisho in the Territory or (ii) any declaratory judgment action or other similar challenge by a third party with respect to the same (in each case (i) and (ii), referred to for purposes of this Agreement as “Infringement”), it shall notify the other party in writing to that effect.

(b) Taisho Rights.

(i) Subject to Section 7.5(c), Taisho shall have the first right, but not the obligation, to seek to obtain a discontinuance of such Infringement or bring and prosecute an action against any third party infringer under the Applied Biology IP as applicable, in the Territory, using counsel Taisho chooses. For clarity, the foregoing includes the rights to defend the validity or enforceability of the Applied Biology IP from any challenge. Taisho shall bear the expenses of any action brought by it, except as otherwise expressly provided in this Section 7.5. Applied Biology shall have the right to participate in any such action, at its own expense using counsel of its choice. In the event that Applied Biology has elected to so participate, Taisho shall consult with Applied Biology regarding any settlement, consent judgment or other voluntary final disposition of the action. Notwithstanding the foregoing, unless otherwise set forth herein, and subject to Section7.5(c), Taisho shall have the right to settle any action brought or being defended in accordance with this Section 7.5(b)(i); provided, however, that Taisho may not settle any such suit or action under this Section 7.5(b)(i) in a manner that imposes any costs or liability on or involves any admission by Applied Biology or otherwise adversely affects Applied Biology’s rights under this Agreement, the Applied Biology IP or other Applied Biology business, without Applied Biology’s express written consent, such consent not to be unreasonably withheld, conditioned or delayed.

(ii) Any recovery obtained by either or both Taisho and Applied Biology in connection with or as a result of any action contemplated by this section, whether by settlement or otherwise, shall be shared in order as follows:

(1)	the party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;
(2)	the other party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and
(3)	any remaining amount of such recovery actually collected shall be equally distributed to Taisho and Applied Biology.

(c) Applied Biology Rights.

(i) Taisho shall promptly inform Applied Biology if it elects not to exercise its first rights in the Territory of any Applied Biology IP as set forth in Section 7.5(b)(i). Applied Biology shall notify Taisho if it intends to seek to obtain a discontinuance of such Infringement or bring and prosecute an action against the third party with respect to the Applied Biology IP. Prior to Applied Biology seeking discontinuance or initiating an action against such third party, the parties shall, promptly after Taisho’s informing to Applied Biology above, meet and confer regarding Taisho’s decision not to exercise its first right and Applied Biology shall consider Taisho’s decision and the underlying reasons. Within thirty (30) Business Days of such meeting, Taisho shall inform Applied Biology whether it instead elects to enforce itself any of its rights. If Taisho so elects, it shall do so in accordance with Section 7.5(b). Otherwise, Applied Biology shall thereafter have the right but not the obligation to, within one hundred and twenty (120) days of Taisho’s failure to elect, seek to obtain a discontinuance of such Infringement or bring and prosecute an action against the third party with respect to the Applied Biology IP. Applied Biology shall bear the expenses of any action brought by it. Applied Biology shall not be obligated to consult with Taisho regarding any settlement, consent judgment or other voluntary final disposition of the suit or action. Notwithstanding the foregoing, unless otherwise set forth herein, Applied Biology shall have the right to settle any suit or action brought or being defended in accordance with this Section 7.5(c)(i); provided, however, that Applied Biology may not settle any such suit or action under this Section 7.5(c)(i) in a manner that imposes any costs or liability on or involves any admission by Taisho or otherwise adversely affects Taisho’s rights under this Agreement or Taisho business, without Taisho’s express written consent (which consent shall not be unreasonably conditioned, withheld or delayed).

(ii) Any recovery obtained by either or both Taisho and Applied Biology in connection with or as a result of any action contemplated by this section, whether by settlement or otherwise, shall be shared in order as follows:

(1)	the party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;
(2)	the other party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and
(3)	any remaining amount of such recovery actually collected shall be equally distributed to Taisho and Applied Biology.

7.6 Cooperation. Where a party controls any Infringement action or other activities pursuant to Section 7.5 or Section 7.7, the other party shall assist and cooperate with the controlling party, as such controlling party may reasonably request from time to time and at such controlling party’s expense, in connection with its activities set forth in this Section 7.6, including where necessary, providing access to relevant documents and other evidence and making its employees available at reasonable business hours.

7.7 Enforcement and Defense of Taisho Technology. Taisho shall have the sole right (but not the obligation) to bring and control any action or proceeding with respect to infringement of any Taisho New Technology (including any declaratory judgment action or other similar challenge by a third party with respect to the same), worldwide, at its own expense and by counsel of its own choice. In the event that Applied Biology becomes aware of (i) any alleged or threatened infringement by a third party of any issued patent within the Taisho Technology or (ii) any declaratory judgment action or other similar challenge by a third party with respect to the same, Applied Biology shall notify Taisho in writing to that effect.

7.8 Patent Term Extension. The parties shall cooperate fully with each other in their efforts of obtaining patent term extension or supplemental protection certificates or their equivalents in the Territory where applicable to the Applied Biology IP. The parties shall discuss in good faith election as to the patent term extension of which Applied Biology IP shall be pursued, and if the parties do not agree thereon, Applied Biology shall have the right to make the election of the Applied Biology IP to be extended. Provided that, in case Applied Biology does not desire to obtain such extension but Taisho desires the extension, Applied Biology shall obtain such extension at Taisho’s out-of-pocket expenses and Taisho shall use commercially reasonable efforts to support Applied Biology to obtain such extensions to Applied Biology IP.

7.9 Third Party Intellectual Property Rights. On a Product-by-Product basis, in the event that a court or a governmental agency of competent jurisdiction in the Territory determines that the Applied Biology IP infringes the patent rights or other intellectual property rights of a third party in the Territory, or if Taisho, following consultation with outside counsel from a reputable law firm, reasonably determines in good faith that it is necessary to obtain a license from a third party under such third party’s Patents in order for Taisho to use, research develop market, manufacture, import, sell, advertise, promote and/or distribute such Product in the Territory, Taisho shall promptly notify Applied Biology. If Taisho obtains such a license from a third party to enable itself to use, develop, market, manufacture, import, sell, advertise, promote and/or distribute any Product in the Territory, Taisho may, in addition to any other remedy under or in connection with this Agreement, deduct an aggregate of the amounts actually paid to such third party pursuant to such license (including any license fees, milestones and royalty payments) from the payment to Applied Biology under this Agreement. Taisho will keep Applied Biology reasonably informed of the decision to in-license third party’s patents and in connection with the negotiations with such third party.

7.10 Patent License Registration. Applied Biology shall register by itself or cooperate with Taisho to register the exclusive license of the Applied Biology IP granted pursuant to Section 3.1 to Taisho in the Territory as a “Senyou Jisshiken” in accordance with Article 77 of the Japanese Patent Law of 1959, or a “Kari-Senyou Jisshiken” in accordance with Article 34-2 thereof, in Japan, at Applied Biology’s expense upon Taisho’s request.

7.11 Trademarks. Unless otherwise specified herein, Taisho shall, at its discretion, select Trademarks. In the event that Taisho files for the registration of the Trademark by itself, Taisho shall be responsible for filing, prosecuting and maintaining such Trademarks in force and effect throughout the Term of the Agreement in the Territory at its sole cost and expense. Applied Biology and Taisho both agree that each party shall not use any trade name or trademark similar to or resembling any Trademark in the Territory as to be likely to cause confusion, deception, or mistake with respect to the Trademarks. Each party shall not apply to register or register, any trademark which would be similar to, or resemble any Trademark as to be likely to cause confusion or any trademark which includes any Trademark in the Territory. Provided, however, that in the case that Taisho sells the finished Products manufactured by Applied Biology, unless required by law, Taisho shall not remove Applied Biology’s copyright notice or the trademarks from the Products and any supporting technical marketing materials, forms and documents.

ARTICLE VIII

REPRESENTATION, WARRANTY AND COVENANTS

Applied Biology hereby represents and warrants to Taisho as of the Effective Date and covenants, as follows:

(i)	it has sufficient legal and/or beneficial rights under the Applied Biology IP to grant the exclusive licenses and any other rights granted to Taisho hereunder, and it will not grant any licenses or rights to any other person or entity that would conflict with the exclusive licenses and any other rights granted to Taisho hereunder;
(ii)	Applied Biology is the sole and exclusive owner of the entire right, title and interest in the Applied Biology IP existing as of the Effective Date, free and clear of any lien, or claim of ownership of any third party;
(iii)	(A) all issued Existing Patent are in full force and effect and subsisting; (B) none of the Existing Patent is currently involved in any interference, reissue, reexamination, or opposition proceeding; and (C) Applied Biology has not received any written notice from any person, or has knowledge, of such actual or threatened proceeding;
(iv)	Applied Biology has not previously entered into any agreement, whether written or oral, with respect to the assignment, transfer, license, conveyance or encumbrance of, or otherwise assigned, transferred, licensed, conveyed or encumbered its right, title, or interest in or to, any Applied Biology IP, including by granting any covenant not to sue with respect thereto;
(v)	there are no legal proceedings pending, Applied Biology has not received written notice, and to the best of Applied Biology’s knowledge, there are no claims;

(A) that is challenging the ownership, validity or enforceability of the Applied Biology IP,

(B) that the use or practice of the Applied Biology IP in the development, manufacture or commercialization of the Products for purposes in the Territory does or would infringe, violate or misappropriate the intellectual property rights of a third Party; or

(C) that is otherwise involving any Applied Biology IP.

To the best of Applied Biology’s knowledge, there exists no patents of third parties that would be infringed by the parties to perform their obligations hereunder;
(vi)	to the best of Applied Biology’s knowledge, no third party is infringing or misappropriating any existing Applied Biology IP;
(vii)	to the best of Applied Biology’s knowledge, all information and data related to the Product provided in writing or any other tangible form by or on behalf of Applied Biology to Taisho on or before the Effective Date (including the information made available by or on behalf of Applied Biology to Taisho for the purpose of the due diligence performed by Taisho) is true and accurate and not misleading in any material respects, and Applied Biology has disclosed or made available to Taisho any such information or data which would reasonably interpreted as material in the pharmaceutical business to Taisho’s decision to enter into this Agreement; and
(viii)	all information and data related to the Product provided by or on behalf of Applied Biology to Taisho before, on or after the Effective Date, to be incorporated into regulatory document is accurate.

ARTICLE IX

INDEMNIFICATION AND LIMITATION ON LIABILITY

9.1 Applied Biology Indemnity. Applied Biology shall indemnify, defend and hold harmless Taisho, its affiliates, officers, directors, agents and employees against, any and all loss, liability, third party liability, claims, allegations, losses, damages, suits, demands, actions, proceedings, judgements, costs or expenses (including attorneys’ fees and expenses as reasonably incurred) (collectively, the “Liability”) arising out of or relating to (i) any breach by Applied Biology of any of its representations warranties or obligations under this Agreement, (ii) the gross negligence or willful misconduct of Applied Biology or its employees, officers, directors or agents in performing any activities or obligations hereunder, or (iii) the infringement of the patent, copyright, trademark, trade secret or other intellectual property rights of any third party arising out of Taisho’s activities conducted in compliance with this Agreement. Provided that in the case of any third-party claim, Taisho shall (a) promptly notify Applied Biology of the claim (in any event, within twenty (20) days after Taisho becomes aware of the claim), (b) authorize and allow Applied Biology to have sole control of the defense and settlement of the claim, and (c) provide all information and cooperation reasonably requested by Applied Biology at Applied Biology’s expense.

9.2 Taisho Indemnity. Taisho shall indemnify and hold harmless Applied Biology, its affiliates, officers, directors, agents and employees against the Liability arising out of or relating to (i) any breach by Taisho of any of its representations warranties or obligations under this Agreement, (ii) the gross negligence or willful misconduct of Taisho or its employees, officers, directors or agents in performing any activities or obligations hereunder, or (iii) the infringement of the patent, copyright, trademark, trade secret or other intellectual property rights of any third party arising out of Taisho’s activities not conducted in compliance with this Agreement. Provided that in the case of any third-party claim, Applied Biology shall (a) promptly notify Taisho of the claim (in any event, within twenty (20) days after Applied Biology becomes aware of the claim) (b) authorize and allow Taisho to have sole control of the defense and settlement of the claim, and (c) provide all information and cooperation reasonably requested by Taisho at Taisho’s reasonable expense.

9.3 Disclaimers. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES NO WARRANTIES, EXPRESS OR IMPLIED, TO THE OTHER PARTY UNDER THIS AGREEMENT AND HEREBY DISCLAIMS ALL IMPLIED AND EXPRESSED WARRANTIES, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND ANY IMPLIED WARRANTIES ARISING OUT OF A COURSE OF PERFORMANCE OR DEALING.

9.4 Limitation on Liability. APPLIED BIOLOGY AND TAISHO WILL NOT BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, THE PRODUCTS, PRODUCT INFORMATION AND APPLIED BIOLOGY IP. APPLED BIOLOGY’S AND TAISHO’S AGGREGATE LIABILITY ARISING WITH RESPECT TO THIS AGREEMENT WILL NOT EXCEED THE TOTAL AMOUNT OF FEES PAID BY TAISHO HEREUNDER PRIOR TO THE DATE SUCH LIABILITY IN INCURRED. PROVIDED, HOWEVER THAT LIMITATION OF LIABILITY SPECIFIED IN THIS SECTION 9.4 SHALL NOT BE APPLIED IN THE CASE OF (I) WILLFUL MISCONDUCT, (II) GROSS NEGLIGENCE, (Ill) INDEMNIFICATION UNDER SECTIONS 9.1 AND 9.2 AGAINST THIRD PARTY LIABILITY, (IV) INTELLECTUAL PROPERTY INFRINGEMENT OR (V) BREACH OF CONFIDENTIAL OBLIGATION.

ARTICLEX

TERMINATION

10.1 Termination for Breach. In the event of a material breach by a party to this Agreement, the non-breaching party has a right to terminate this Agreement with a thirty (30) days prior written notice; provided, the breaching party had failed to cure the breach within fifteen (15) days from the date ofreceiving the notice. If the breach is cured within this window, the termination notice shall automatically be deemed to have been withdrawn.

10.2 Termination Without Cause. In the event this Agreement is renewed once in accordance with Article 2, on and after April I, 2027, Taisho may terminate this Agreement at any time, with or without cause, with a six (6) month prior written notice to the other party.

10.3 Force Majeure, Suspension and Termination. In the event that either party is unable to perform any of its obligations under this Agreement or to enjoy any of its benefits because of (or if loss of Products is caused by) any cause beyond the reasonable control of the affected party including but not limited to natural disaster, actions or decrees of governmental bodies or communications line failure (the “Force Majeure Event”), the party who has been so affected shall not be liable or responsible for such non-performance or non-enjoyment to the other party. Provided however, that in such case, the party affected immediately shall give notice to the other party and shall make commercially reasonable effort to eliminate, cure or overcome any such causes and to resume performance of its obligations as soon as possible. If the period of nonperformance exceeds sixty (60) days from the receipt of notice of the Force Majeure Event, the party whose ability to perform has not been so affected may by giving written notice terminate this Agreement.

10.4 Effect of Insolvency. This Agreement shall automatically terminate (i) if either party files a petition in bankruptcy, or is adjudicated bankrupt, or a petition in bankruptcy filed against either party is not dismissed or stayed within One Hundred and Eighty (180) days; or (ii) if either party makes an assignment for the benefit of its creditors; or (iii) if a receiver, custodian, trustee or liquidator is appointed for the party or its business. In the event that a party who falls under any of above items shall immediately notify the other party in writing.

10.5 Paid Up. (i) In the event that Taisho terminates this Agreement for the cause attributable to Applied Biology under Sections 10.1 and 10.4, following such termination of this Agreement, or (ii) in the case this Agreement terminates or expires after the expiration of the last Existing Patents, Taisho shall have the perpetual, irrevocable and fully paid-up license to research, develop, market, manufacture and have manufactured, import, sell, advertise, promote and distribute the Product solely to customers in the Territory under Applied Biology IP.

ARTICLE XI

PROPRIETARY INFORMATION

11.1 Applied Biology and Taisho each acknowledges that it may, in the course of performing its obligations under this Agreement, have access to the confidential, proprietary and commercially valuable information disclosed by the other party including, but not limited to, non-public information concerning the other party’s, business partners and employees, customers and future plans.

11.2 The parties shall keep confidential and treat the following items under the same terms and conditions as the Confidentiality Agreement as if the Confidentiality Agreement remains in force during the duration of this Section 11.2, mutatis mutandis.

(i)	any and all information disclosed from the other party in connection with the negotiation hereunder which would fall within the definition of “Proprietary Information” under the Confidentiality Agreement
(ii)	the existence and content of this Agreement; and
(iii)	the fact that discussions or negotiations are taking place with respect to a potential transaction involving the parties and the content of such discussion and negotiation,

Provided that the parties shall use the above information only for the exercise of their rights and performance of their obligations under this Agreement.

11.3 Neither party shall issue a press release or make a public statement of any type, including but not limited to advertisement, that mentions the other party, unless the other party provides prior written approval of such press release or public statement.

ARTICLE XII

MISCELLANEOUS

12.1 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware without regard to conflict of law provisions. Any disputes arising out of or in relation to this Agreement shall be settled by arbitration under the Arbitration Rule of International Chamber of Commerce held in Delaware, U.S.A. The proceeding of arbitration shall be conducted in English and three (3) arbitrators shall be appointed for the proceeding in accordance with the said rule. The result of the arbitration shall be final and binding the Parties.

12.2 Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows or as subsequently modified by written notice given in accordance with this Section 12.2.

if to Applied Biology, to:

Address: 109 E. 17th St., Cheyenne, WY 8200 I

Attn: Scott Olson

if to Taisho, to:

Address: Taisho Pharmaceutical Co., Ltd.

3-24-1, Takada, Toshima-ku, Tokyo, 170-8633 Japan

Attn: Self Medication Business Planning

All notices given or made pursuant to this Agreement shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) one (1) business day after deposit with a nationally - recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt or (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid.

12.3 Severability. If any term or provision of this Agreement shall to any extent be held to be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each remaining term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

12.4 Reservation of Rights. Neither party shall receive any rights under this Agreement except for those rights expressly and unambiguously set forth herein.

12.5 Entire Agreement. This Agreement represents the complete agreement and understanding between Applied Biology and Taisho with respect to the subject matter herein and supersedes any other prior written or oral agreement with respect to the subject matter herein. The terms and conditions of this Agreement may only be modified in a writing signed by both parties.

12.6 Recovery of Costs. In any action to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorneys’ fees.

12.7 No Implied Waiver. Any failure by either party to enforce any of the terms and provisions of this Agreement shall not be considered a continuing waiver of that party’s right thereafter to enforce such terms and provisions. No provision of this Agreement shall be deemed waived unless such waiver is in writing signed by both parties.

12.8 SurvivaJ. Notwithstanding any termination or expiration of this Agreement, Articles VI (ASSIGNMENT, SOLICITATION AND COMPETITION), VII (INTELLECTUAL PROPERTY RIGHTS), IX (INDEMNIFICATION AND LIMITATION ON LIABILITY), X (TERMINATION) and XII (MISCELLANEOUS) shall survive such termination or expiration. Article XI (PROPRIETARY INFORMATION) shall survive for ten (10) years from the termination or expiration of this Agreement. Unless otherwise specified herein, any obligations of the parties under this Agreement which by their nature will continue beyond the termination of this Agreement shall survive.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate by their duly authorized representatives.

Taisho Pharmaceutical Co., Ltd.		Applied Biology, Inc.

By:		By:
Name:	rtsumi Takahashi	Name:	Andy Goren
Title:	Member of the Board Execulive Ofliccr	Title:	Chief Medi.cal Officer

SCHEDULE!

Minoxidil Adjuvant Therapies US 62/741,990

Minoxidil Adjuvant Therapies 62/756,293

Minoxidil Adjuvant Therapies 62/800,065

Minoxidil Adjuvant Therapies 62/895,627

Minoxidil Adjuvant Therapies 16/593,577 (and PCT derivatives)

TAAR Receptor Agonists for the Treatment of Alopecia PCT/US2019/0231 48